SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

Current Report

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

July 9, 2003

F&M BANCORP

(Exact name of registrant as specified in its charter)

Commission file number 0-12638

Maryland	52-1316473
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification No.)

110 Thomas Johnson Drive

Frederick, Maryland 21702

(Address of principal executive offices) (Zip Code)

(301) 694-4000

(Registrant’s telephone number, including area code)

Not Applicable

(Former Name or Former Address, If Changed Since Last Report)

ITEM 5. Other Event and Regulation FD Disclosure

FOR IMMEDIATE RELEASE

Summary:	Mercantile Bankshares Corporation - F&M Bancorp Merger
Approved by Federal Reserve

BALTIMORE, MARYLAND, July 9, 2003 – F&M Bancorp (Nasdaq: FMBN) announces that on July 8, 2003, the Board of Governors of the Federal Reserve System approved the application by Mercantile Bankshares Corporation (“Bankshares”) to merge with F&M Bancorp. The Federal Reserve Board also approved the application by F&M Bancorp’s bank subsidiary, Farmers & Mechanics Bank, to merge with Fredricktown Bank & Trust Company, a Bankshares subsidiary.

The merger between Bankshares and F&M Bancorp is subject to approval by state bank regulators and the shareholders of F&M Bancorp.  The shareholders meeting to approve the F&M Bancorp transaction will occur on August 6, 2003.  Provided that state bank regulators and shareholders approve the transaction, it is expected that the merger closing for the holding companies will occur on August 12, 2003.

In connection with the proposed transaction, F&M Bancorp and Mercantile Bankshares Corporation have filed a proxy statement/prospectus with the U.S. Securities and Exchange Commission (the “SEC”). Investors and security holders are advised to read the proxy statement/prospectus, because it contains important information. Investors and security holders may obtain a free copy of the proxy statement/prospectus and other documents filed by F&M Bancorp and Mercantile Bankshares Corporation with the SEC at the SEC’s web site at http://www.sec.gov.  In addition, investors and security holders may obtain free copies of the documents filed with the SEC by F&M Bancorp by contacting Kaye Simmons, F&M Bancorp, 110 Thomas Johnson Drive, Frederick, MD 21702, telephone 888-694-4170 or from F&M Bancorp’s website at www.fmbn.com. Investors and security holders may obtain free copies of the documents filed with the SEC by Mercantile Bankshares Corporation by contacting David Borowy, Mercantile Bankshares Corporation, Two Hopkins Plaza, Baltimore, MD 21201, telephone: (410) 237-5900.

F&M Bancorp, with assets in excess of $2 billion, is a bank holding company headquartered in Frederick, Maryland. It’s banking affiliate, Farmers & Mechanics Bank, has 48 community offices in seven counties in Maryland. Farmers & Mechanics Bank’s Hagerstown, MD-based subsidiary, Keller-Stonebraker Insurance, Inc. and its Beltsville, MD-based subsidiary Potomac Basin Group Associates, Inc., provide a full line of consumer and commercial business insurance products. Residential mortgage services are offered through Classic Mortgage. Visit F&M Bancorp on the web at www.fmbn.com

Contact:

Kaye A. Simmons

Executive VP & Chief Financial Officer

301-694-4000

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

July 9, 2003	/s/ KAYE A. SIMMONS
Kaye A. Simmons
Executive Vice President & Chief Financial Officer